FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "*Amendment*") is made as of June 28, 2011, by and between Citibank, N.A. ("*Lender*") and Energy Recovery, Inc., a Delaware corporation ("*ERI*"), and Pump Engineering, Inc., a Delaware corporation ("*Pump Engineering*" and jointly and severally with ERI, the "*Borrower*"), with respect to the Loan and Security Agreement between ERI and Lender dated as of January 7, 2009 (as amended and modified through but excluding the date hereof, the "*Agreement*").

RECITALS

A. ERI, Pump Engineering and Lender are parties to the Agreement.

B. The parties have agreed to the changes in the Agreement and the other matters set forth below.

NOW THEREFORE, IT IS AGREED THAT:

1. Definitions. Unless otherwise indicated, words and terms which are defined in the Agreement have the same meaning where used herein.

2. Amendments.

(a) The definitions of "Letter of Credit Availability Amount," "Revolving Availability Amount" and "Total Availability Amount" in Section 1.1 of the Agreement are amended and restated as follows:

> "*Letter of Credit Availability Amount*" means (i) $15,850,000 minus (ii) the outstanding principal amount of all Advances minus (iii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), but the Letter of Credit Availability Amount may not exceed the amount of Controlled Account Collateral actually pledged by Borrower as required by clause (a) of Section 4.3.
>
> "*Revolving Availability Amount*" means $10,000,000 but the Revolving Availability Amount may not exceed the amount of Controlled Account Collateral actually pledged by Borrower as required by clause (b) of Section 4.3.
>
> "*Total Availability Amount*" means $16,000,000, but the Total Availability Amount may not exceed the amount of Controlled Account Collateral actually pledged by Borrower as required by Section 4.3.

(b) The following definitions are added to Section 1.1 of the Agreement:

> "*Controlled Account*" means brokerage account no. 55H-90144-1-3-514 at Morgan Stanley Smith Barney LLC in the name of ERI that must be at all times while this Agreement is in effect subject to the Controlled Account Agreement.
>
> "*Controlled Account Agreement*" means a written and signed control agreement in form and substance satisfactory to Lender in Lender's sole discretion pursuant to

BN 9227230v5

which Lender obtains and maintains control (within the meaning of the Code) over the Controlled Account and a first priority perfected security interest in the Controlled Account Collateral.

"*Controlled Account Collateral*" means the Controlled Account and the cash, Cash Equivalents and securities held therein, as well as the other "Collateral" (as defined in the Controlled Account Agreement).

(c) The heading for Section 2.1.2 is amended to read as follows:

2.1.2 *Letters of Credit.*

(d) Section 2.2 of the Agreement is amended and restated as follows:

2.2 *Overadvances.* If at any time the Loans under Section 2.1.1 exceed the Revolving Availability Amount, or if at any time the aggregate amount of all Loans outstanding, including drawn and undrawn Letters of Credit, exceeds the Total Availability Amount, then Borrower must immediately either (a) pay to Lender an amount of cash (the "*Overadvance Amount*") at least equal to such excess amount, or (b) Borrower must immediately transfer additional financial assets to the Controlled Account so that Borrower complies with Section 4.3 hereof. If Borrower elects option (a) above, then Lender will apply the Overadvance Amount to repay outstanding Advances so that the outstanding Advances are no more than the Revolving Availability Amount and deposit any remaining portion of the Overadvance Amount in the Controlled Account as security for the Obligations, including Contingent Obligations.

(e) Section 4.3 is added to the Agreement as follows:

4.3 *Maintenance of Cash Collateral.* At all times while any Advance or Letter of Credit is outstanding, Borrower must maintain in effect a first priority perfected security interest in favor of Lender in cash and Cash Equivalents (and/or in securities collateral acceptable to Lender in Lender's sole discretion) in the Controlled Account with a value determined by Lender to be at least equal to (a) 101% of the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus all interest, fees, and costs due or to become due in connection therewith (all in U.S. dollar equivalents and as estimated by Lender in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, plus (b) 100% of the amount of all outstanding Advances plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Lender in its good faith business judgment), to secure all of the Obligations relating to said Advances.

(f) Section 6.2 of the Agreement is amended and restated as follows:

6.2 *Financial Statements, Reports, Certificates.*

(a) Deliver to Lender: (i) as soon as available, but no later than 5 days after filing with the Securities Exchange Commission, Borrower's 10K, 10Q, and 8K reports; (ii) within 30 days before the end of each fiscal year, annual consolidated financial forecast for the following fiscal year (on a quarterly basis) as approved by Borrower's board of directors, together with any related business forecasts used in the

preparation of such annual financial forecasts; and (iii) budgets, sales projections, operating plans or other financial information Lender reasonably requests.

Borrower's 10K, 10Q, and 8K reports required to be delivered pursuant to Section 6.2(a)(i) will be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower's or another website on the Internet. Borrower need only deliver to Lender those 8K reports that are both relevant and material to any Credit Party's Obligations under this Agreement and/or any of the Loan Documents.

(b) If Borrower is not then an SEC-reporting company, then within 45 days after the last day of each of the first three fiscal quarters of Borrower's fiscal year, deliver to Lender its quarterly financial statements.

(c) If Borrower is not then an SEC-reporting company, then within 90 days after Borrower's fiscal year end, deliver to Lender its audited financial statements.

(d) Allow Lender to audit Borrower's Books, including Borrower's Inventory, at Borrower's expense.

(e) Promptly notify Lender of the occurrence of any Event of Default and of any fact or circumstance that does not yet constitute an Event of Default due to the applicability of a grace or cure period.

(g) Sections 6.6, 7.1, 7.3, 7.4, 7.5 and 7.6 of the Agreement are amended and restated as follows:

6.6 *Reserved.*

7.1 *Reserved.*

7.3 *Reserved.*

7.4 *Reserved.*

7.5 *Reserved.*

7.6 *Reserved.*

3. Waiver and Agreement. If and to the extent an Event of Default existed under the Agreement prior to the effectiveness of this Amendment because of Borrower's failure to have a positive Net Income of at least $1 for its fiscal year ending December 31, 2010, upon effectiveness of this Amendment as set forth in Section 8 below, Lender waives that Event of Default. The foregoing waiver is a limited waiver and may not be deemed to constitute a waiver of or consent to any other existing or future departure from the terms of, or Event of Default under, any of the Loan Documents, or as a waiver, release or limitation upon the exercise by Lender of any of its rights, legal or equitable, under any of the Loan Documents, other than as specifically set forth in this Amendment.

4. Payment of Fees and Expenses. Borrower must pay Lender, on demand, a modification and waiver fee of $5,000 plus all fees and expenses (including attorneys' fees) incurred by Lender in connection with the negotiation and preparation of this Amendment and all documents related thereto.

5. Continued Validity of Agreement. Except as modified by this Amendment, the Agreement and all Loan Documents will continue in full force and effect as originally constituted and are ratified and affirmed by the parties hereto. Each reference in the Agreement or the other Loan Documents to the Agreement means the Agreement, together with this Amendment, unless the context otherwise requires. This Amendment and the Agreement must be read as one document.

6. Compliance with Loan Documents. Borrower represents and warrants to Lender as follows: (a) as of the effective date of this Amendment, Borrower has complied, and is in compliance with, all of the terms, covenants and conditions of the Agreement and the other Loan Documents; (b) as of the effective date of this Amendment, there exists no Event of Default under the Agreement or any of the other Loan Documents or an event which would constitute an Event of Default upon the lapse of time or upon the giving of notice and the lapse of time specified therein; (c) the representations and warranties of Borrower in the Agreement and the other Loan Documents are true and with the same effect as of the date hereof; and (d) Borrower will continue to be in compliance with all of the terms, covenants and conditions of the Agreement and the other Loan Documents, and all representation and warranties will continue to be true, upon this Amendment becoming effective.

7. Authorization. Each party represents to the others that the individual executing this document on its behalf is the duly appointed signatory of such party to this document and that such individual is authorized to execute this document by or on behalf of such party and to take all action required by the terms of this document.

8. When Amendment is Effective. This Amendment will be deemed binding and effective when:

(a) this Amendment is executed by Pump Engineering, ERI and Lender, and Lender has received a fully executed original of this Amendment;

(b) the Consent of Guarantors attached hereto is executed by the parties thereto and Lender has received a fully executed original thereof;

(c) A Control Agreement in form and substance satisfactory to Lender in its sole discretion is executed by ERI, Lender (as Secured Party), Citigroup Global Markets Inc. (as Securities Intermediary), and Morgan Stanley Smith Barney LLC (as Introducing Broker) and Lender verifies to its satisfaction the amount and quality of securities and cash on deposit in the Account covered thereby.

(d) Lender receives payment of the modification and waiver fee and Lender Expenses as specified in Section 4 of this Amendment.

9. No Novation. This Amendment is not intended to be, and may not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the Agreement will remain in full force and effect.

10. Entire Agreement. This document constitutes the entire agreement by and between Borrower and Lender with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, communications, discussions and agreements concerning such subject matter.

11. Counterparts. This document may be executed in any number of counterparts, each of which will be an original, but all of which together constitute one and the same agreement.

[Balance of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this document as of the date first set forth above.

LENDER:

Citibank, N.A.

By ______________________

Name: Nanci Dias

Title: Vice President

BORROWER:

Energy Recovery, Inc., a Delaware corporation

By ______________________

Name: ~~Carolyn Bostick~~ Alexander J. Buehler

Title: ~~Corporate Secretary~~ Chief Financial Officer

Pump Engineering, Inc., a Delaware corporation

By ______________________

Name: Carolyn Bostick

Title: Corporate Secretary